                                                        Conformed Execution Copy
                                                                   EXHIBIT 10.26


                  STOCKHOLDER AGREEMENT dated as of February 9, 1998, among
               KINROSS GOLD CORPORATION, a corporation organized under the laws of Ontario ("Parent"), KINROSS MERGER CORPORATION, a Delaware
                            ------
               corporation and a wholly owned subsidiary of Parent ("Sub"),
                                                                     ---
               CYPRUS AMAX MINERALS COMPANY, a Delaware corporation ("Cyprus")
                                                                      ------
               and each of the other persons identified on Exhibit A hereto (the "Subsidiary Stockholders" and, together with Cyprus, the
                -----------------------
               "Stockholders").
                ------------

          The Stockholders desire that Amax Gold Inc., a Delaware corporation (the "Company"), Parent and Sub enter into an Agreement and Plan of Merger dated
      -------
as of the date hereof (as the same may be amended from time to time, the "Merger
                                                                          ------
Agreement"), which provides, among other things, that Sub will merge with and
---------
into the Company upon the terms and subject to the conditions set forth in the Merger Agreement (the "Merger"). In connection with the Merger, subject to
                       ------
certain exceptions, each share of Common Stock, par value $0.01 per share ("Company Common Stock"), of the Company will be converted into the right to
----------------------
receive Common Shares, without nominal or par value, of Parent ("Parent Common
                                                                 -------------
Shares") in the amount set forth in the Merger Agreement.
------

          The Stockholders are executing this Agreement as an inducement to Parent and Sub to execute and deliver the Merger Agreement.

          Accordingly, in consideration of the execution and delivery by Parent and Sub of the Merger Agreement and the mutual covenants, conditions and agreements contained therein and herein, the parties hereto agree as follows:

          SECTION 1.  Representations and Warranties.  Each of Cyprus and the
                      -------------------------------
Subsidiary Stockholders represents and warrants to Parent and Sub as follows:

          (a) Cyprus and its wholly owned subsidiaries are the record and beneficial owners of 67,507,655 shares of Company Common Stock (together with any shares of Company Common Stock with respect to which the Stockholder obtains voting power prior to the Effective Time of the Merger, the "Shares") as set
                                                             ------
forth on Exhibit A hereto. Except for such 67,507,655 Shares and except for shares issuable in connection with debt obligations, the Stockholders are not the record or beneficial owner of any shares of Company Common Stock.

          (b) Such Stockholder is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and is in good standing as a foreign corporation in each jurisdiction where it is required to qualify in order to conduct its business as presently conducted, except where the failure to be in good standing or so qualified would not have a Material Adverse Effect on Cyprus and its subsidiaries (other than Amax Group Members) taken as a whole.

          (c) Such Stockholder has the corporate power and authority to execute, deliver and perform this Agreement without the necessity of obtaining any third party non-governmental consent, approval, authorization, or waiver, or giving of any notice or otherwise, except for such consents as have been obtained, are unconditional and are in full force and effect or as set forth on Schedule 8.04 to the Merger Agreement.

          (d) The execution, delivery and performance of this Agreement has been duly authorized by the board of directors of such Stockholder. This Agreement has been duly executed and delivered by such Stockholder and, assuming due execution and delivery thereof by Parent, constitutes the legal, valid, and binding obligation of such Stockholder enforceable against the Stockholder in accordance with its terms except (i) as may be limited by bankruptcy, reorganization, insolvency, and similar laws of general application relating to or affecting the enforcement of creditors' rights or the relief of debtors and
(ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (the matters set forth in clause (i) and (ii) being called the "Exceptions").
                                               ----------

          (e) The execution, delivery, and performance of this Agreement by such Stockholder will not (i) constitute a violation of its Certificate of Incorporation or By-laws, each as amended, (ii) result in the breach of or constitute a default under any Contract which would have a Material Adverse Effect on Cyprus and its subsidiaries (other than Amax Group Members) taken as a whole, (iii) constitute a material violation of any Law applicable or relating to it or its businesses or (iv) result in the creation of any Lien.

          (f) Except for this Agreement, there are no voting trusts or other agreements or understandings, including, without limitation, any proxies, in effect governing the voting of the Shares.

          (g) Such Stockholder does not hold, and has not issued, any proxies, or securities convertible into or exchangeable for or any options, warrants, or other rights to purchase or subscribe for any shares of Company Common Stock except for this Agreement, debt obligations of the Company and obligations of other Amax Group Members that are convertible into or exchangeable for shares of Company Common Stock.

          (h) The Shares and the certificates representing such Shares are now and at all times during the term hereof will be held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all Liens, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever other than as created by this Agreement.

          (i) No broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission from Parent, Sub or the Company in connection with the transactions contemplated hereby based upon arrangements made by any of the Stockholders.

          (j) Such Stockholder is not acquiring any Parent Common Shares with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act of 1933, as amended (the "Securities
                                                                    ----------
Act")) that would be in violation of the securities laws of the United States of
---
America or any state thereof or the securities laws of Canada or any province or territory thereof. Such Stockholder acknowledges that it (i) has such knowledge and experience in business and financial matters and with respect to investments in securities to enable it to understand and evaluate the risks of an investment in the Parent Common Shares to be acquired by it and form an investment decision with respect thereto and is able to bear the risk of such investment for an indefinite period of time and to afford a complete loss thereof, (ii) is an "accredited investor" as defined in Rule 501 of Regulation D under the Securities Act and (iii) is not a resident of Canada or any of the provinces or territories of Canada for purposes of Canadian securities laws.

          (k) Such Stockholder understands and acknowledges that Parent and Sub are entering into the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement. Such Stockholder acknowledges that the irrevocable proxy set forth in Section 7 is granted in consideration of the execution and delivery of the Merger Agreement by Parent and Sub.

          (l) All agreements between any Amax Group Member on the one hand and Cyprus and its affiliates (other than Amax Group Members) on the other hand constitute the legal, valid and binding obligations of Cyprus and any of its affiliates (other than Amax Group Members) party thereto, subject to the Exceptions and there are no existing material defaults by Cyprus or any of its affiliates (other than Amax Group Members) or, to Cyprus's knowledge, by any other party thereunder and no event, act or omission has occurred which (with or without notice, lapse of time or the happening or occurrence of any other event) would result in a material default thereunder.

          (m) Section 2.16 of the Merger Agreement is true and correct in all material respects.

          (n) There are no undertakings, agreements, arrangements or understandings of any nature or kind whatsoever in effect between Cyprus, or any of its subsidiaries or affiliates (other than Amax Group Members) and any person who has provided credit or financial accommodation to the Company or any Amax Group Member with respect to any Scheduled Guaranties (as defined below), which have not been fully and completely disclosed, in writing, or otherwise made available by Cyprus to Parent.

          SECTION 2.  Approval Agreements.  Each Stockholder agrees with, and
                      --------------------
covenants to, Parent, Sub and the Company as follows:

          (a) At any meeting of stockholders of the Company called to vote upon the Merger, the Merger Agreement or the other transactions contemplated by the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Merger, the Merger Agreement or the other transactions contemplated by the Merger Agreement is sought, such Stockholder shall vote (or cause to be voted) or shall consent, execute a consent or cause to be executed a consent in respect of the Shares in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

          (b) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, such Stockholder shall vote (or cause to be voted) the Shares against (i) any Competing Proposal (as defined in the Merger Agreement) or any action which is a component of any Competing Proposal or would be a component of a Competing Proposal if it were contained in a proposal, (ii) any merger agreement or merger (other than the Merger Agreement and the Merger), reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or (iii) any amendment of the Company's Certificate of Incorporation or By-laws which amendment would in any manner partially or wholly prevent or materially impede, interfere with or delay the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement (each of the foregoing in clause (i), (ii) or (iii) above, a "Competing
                                                              ---------
Transaction").
-----------

          (c) In furtherance and not in derogation of the foregoing, such Stockholder agrees with, and covenants to, Parent and Sub that such Stockholder shall use all reasonable efforts, and shall cooperate in all respects with Parent, Sub and the Company, (i) to satisfy any legal, regulatory or other stock exchange requirements that apply to approving the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement by written consent pursuant to Section 228 of the Delaware General Corporation Law (the "DGCL") and (ii) subject to satisfaction of the foregoing, to effect a written
-----
consent satisfying the requirements of Section 228 of the DGCL in favor of the adoption and approval for purposes of Section 251 of the DGCL of the Merger, the Merger Agreement and each of the other transactions contemplated by the Merger Agreement.

          (d) It is understood that maintaining the effectiveness of the proxy granted under Section 7 hereof shall satisfy any voting requirements set forth in this Section 2 and that in the event such proxy is not timely voted by consent or otherwise in accordance with Section 7, such Stockholder may vote or consent in accordance with this Section 2.

          SECTION 3.  Purchase and Sale.
                      -----------------

          (a) Purchase and Sale of Parent Common Shares and Warrants. Upon the terms and subject to the conditions of this Agreement, at a closing which shall occur simultaneously with the Effective Time (the "Sale Closing"):
           ------------

               (i) Parent shall issue and sell to Cyprus and/or one or more of its wholly owned direct or indirect subsidiaries 0.2592 Parent Common Shares for each US$1.00 of aggregate outstanding indebtedness (whether for principal, interest, fees or otherwise) under the Demand Loan (as defined below) (such amount the "Demand Loan Amount"), in consideration for
                                      ------------------
                    which Cyprus or such subsidiary shall assign and transfer to Parent, and Parent shall assume, all rights and obligations of Cyprus under the Demand Loan, effective as of the Sale Closing Time (as defined below). "Demand Loan" shall mean
                                                       -----------
                    the outstanding indebtedness (whether for principal, interest, fees or otherwise) owing by the Company or any other Amax Group Member to Cyprus under the Credit Agreement dated as of March 19, 1996, by and between the Company and Cyprus at the Closing Date. The "Sale Closing Time" shall
                                                      -----------------
                    be the Effective Time.

               (ii) Parent shall issue and sell to Cyprus and/or one or more of its wholly owned direct or indirect subsidiaries, and Cyprus or such subsidiaries shall purchase from Parent a number of Parent Common Shares equal to the aggregate of 34,997,247 less the aggregate number of Parent Common Shares issued pursuant to Section 3(a)(i) and a warrant to purchase a number of Parent Common Shares equal to U.S.$35,000,000 divided by the Warrant Price (as defined below) (the
                                                                     ---
                    "Warrants") at a per share price equal to 150% of the
                     --------
                    Warrant Price. The total consideration for such Parent Common Shares and Warrants shall be that amount of cash as is equal to the excess of US$135,000,000 over the Demand Loan Amount at the Closing Date (the "Cash Consideration").
                                                          ------------------
                    The "Warrant Price" shall mean the average closing sales
                         -------------
                    price per Parent Common Share, in each
                    case converted into U.S. Dollars at the Noon Buying Rate for Canadian Dollars on such day, over the 20 consecutive trading-day period immediately ending the tenth trading day after the Effective Time on The Toronto Stock Exchange or, if the Parent Common Shares are not then listed on The Toronto Stock Exchange, on the principal stock exchange or automated quotation system on which the Parent Common Shares are listed or quoted, as the case may be.

          (b) Warrants. The Warrants shall be represented by a certificate and shall have the terms set forth in the form of Exhibit B attached hereto and made a part hereof.

          (c)  Sale Closing.  At the Sale Closing:

               (i) Cyprus shall deliver or cause to be delivered to Parent the Cash Consideration by wire transfer in immediately available US funds as Parent may direct in a writing delivered to Cyprus no later than two business days prior to the Closing Date; and

               (ii) Parent shall deliver to Cyprus certificates for the Parent
                    Common Shares and certificates for the Warrants, in each case duly registered in the name of Cyprus or as Cyprus may direct in a writing delivered to Parent no later than two business days prior to the Closing Date.

          (d) Representations and Warranties of Parent. Parent represents and warrants to the Stockholders as follows:

               (i) Parent is a corporation duly organized, validly existing and in good standing under the laws of Ontario and is in good standing as a foreign corporation in each jurisdiction where it is required to qualify in order to conduct its business as presently conducted, except where the failure to be in good standing or so qualified would not have a Material Adverse Effect on Parent.

               (ii) Parent has the corporate power and authority to execute, deliver and perform this Agreement (including the issuance and sale of the Parent Common Shares and the Warrants) without the necessity of obtaining any third-party non-governmental consent, approval, authorization, or waiver, or giving of any notice or otherwise (including from the shareholders of Parent other than shareholder approval contemplated by the Merger Agreement), except for such consents as have been obtained, are unconditional and are in full force and effect.

              (iii) The execution, delivery and performance of this Agreement
                    (including the issuance and sale of the Parent Common Shares and the Warrants) has been duly authorized by the board of directors of Parent. This Agreement has been duly executed and delivered by Parent and, assuming due execution and delivery thereof by the Stockholders, constitutes the legal, valid, and binding obligation of Parent enforceable against Parent in accordance with its terms, subject to the Exceptions.

               (iv) The execution, delivery, and performance of this Agreement by Parent (including
                    the issuance and sale of the Parent Common Shares and the Warrants) will not (i) constitute a violation of its articles of incorporation or by-laws, each as amended, (ii) result in the breach of or constitute a default under any Contract which would have a Material Adverse Effect on Parent, (iii) constitute a material violation of any Law applicable or relating to it or its businesses or (iv) result in the creation of any Lien.

               (v) The Parent Common Shares which are being issued to Cyprus and its designees hereunder have been duly and validly authorized, are free of any preemptive rights and when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be fully paid and nonassessable, and based in part on the representations of Cyprus herein, will be validly issued in compliance with all applicable United States or Canadian Federal, state or provincial securities laws and Cyprus or its designees will have good and valid title thereto, free and clear of any Liens other than Liens created by Cyprus or such designees.

               (vi) The Warrants which are being issued to Cyprus and its designees hereunder have been duly and validly authorized and when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, based in part on the representations of Cyprus herein, will be validly issued in compliance with all applicable United States or Canadian Federal, state or provincial securities laws and Cyprus and its designees will have good and valid title thereto, free and clear of any Liens other than Liens created by Cyprus or such designees. The Warrants will be valid and binding obligations of
                    Parent enforceable against Parent in accordance with their terms, subject to the Exceptions.

          (e) Conditions to the Obligations of the Stockholders and Parent. The obligations of the Stockholders and Parent to consummate the Sale Closing are subject to the satisfaction of the following conditions:

               (i) No temporary restraining order, preliminary injunction, permanent injunction or other order preventing the consummation of the purchase and sale of the Parent Common Shares and the Warrants pursuant to Section 3(a) hereof shall have been issued by any federal, state or provincial court (whether domestic or foreign) having jurisdiction and remain in effect, and any applicable "waiting" period or required governmental authorization, approval or consent (collectively, "Governmental Consents") shall have
                                            ---------------------
                    expired, been terminated or obtained, as the case may be.

               (ii) The Merger and the transactions contemplated by Sections 4 and 5 hereof to have occurred on or prior to the Effective Time shall have been consummated or be consummated simultaneously with the Sale Closing.

          (f) Conditions to the Obligations of the Stockholders. The obligations of the Stockholders to consummate the Sale Closing are subject to the satisfaction of the following conditions:

               (i) The Stockholders shall have received a customary opinion from legal counsel of Parent with respect to the validity of the Parent Common Shares and the validity and enforceability of the Warrants to be issued to the Stockholders hereunder and with respect to the matters set forth in Sections 3(d)(v) and (vi) hereof, in form and substance reasonably satisfactory to legal counsel of the Stockholders.

               (ii) Cyprus shall be satisfied that after giving effect to the application of the cash proceeds pursuant to Section 4(a) hereof, Cyprus shall have no Liability (as defined below) in respect of any Guaranty other than the Guaranty relating to the Finance Agreement, dated as of June 30, 1995, by and between Omolon Gold Mining Company ("Kubaka"), and Overseas
                                                         ------
                    Private Investment Corporation, as amended, and the Loan Agreement, dated as of June 30, 1995, by and between Omolon Gold Mining Company, and European Bank for Reconstruction and Development, as amended (collectively, the "Kubaka
                                                                    ------
                    Loan") and the Guaranty, dated May 22, 1997 and amended August 15, 1997, made by Cyprus in support of a letter of credit pursuant to the Reimbursement Agreement, dated as of May 1, 1997, between Fairbanks Gold Mining, Inc. and Union Bank of Switzerland, relating to the Alaska Industrial Development and Export Authority Exempt Facility Revenue Bonds (Fairbanks Gold Mining, Inc. Project) Series 1997, in the aggregate principal amount of $71,000,000 and that such cash proceeds shall be so applied.

          SECTION 4.  Covenants of Parent.  Parent agrees with, and covenants
                      --------------------
to, the Stockholders as follows:

          (a) Parent shall use all reasonable efforts to cause Cyprus and its Affiliates to be released and fully discharged from any and all claims, liabilities, losses, costs, expenses and damages (collectively, "Liabilities")
                                                                 -----------
in respect of any of the Guaranties (as defined below) set forth in Schedule 1 attached hereto (the "Scheduled Guaranties"). Without limiting the foregoing,
                      --------------------
Parent shall seek to cause itself and its Affiliates to be substituted in all respects for Cyprus and its Affiliates (other than Amax Group Members) in respect of any and all indebtedness or other obligations of Cyprus and its Affiliates (other than Amax Group Members) under any Scheduled Guaranties that will remain in effect after the Closing Date and as of the Effective Time shall apply the proceeds of the Equity Offering (as defined in the Merger Agreement) and the Cash Consideration and an additional US$100,000,000 to repay the Covered Obligations (as defined below) in a manner that, based on consultations with Cyprus, is most likely to result in the maximum reduction in the face value of the Scheduled Guaranties.

          (b) Effective as of the Effective Time, Parent shall on demand defend, indemnify and hold harmless Cyprus and its Affiliates (other than Amax Group Members) from and against any and all Liabilities relating to, arising out of or in connection with any guaranties, letters of credit, pledges, hypothecations, letters of comfort, bid bonds, performance bonds and other obligations, credit support or credit enhancement (collectively, the "Guaranties") incurred or provided by Cyprus (or any of its Affiliates) in
 ----------
respect of any indebtedness or other obligations of the Company or any other Amax Group Member (the "Covered Obligations") or otherwise relating to, arising
                        -------------------
out of or in connection with the Company or any other Amax Group Member, including without limitation Liabilities relating to, arising out of or in connection with the Scheduled Guaranties.

          (c) Parent will provide Cyprus with regular information regarding the status of the Kubaka Loan.

          (d) Parent shall not subdivide, split, combine, consolidate or reclassify any of its outstanding shares of capital stock.

          (e) As promptly as practicable after the Effective Time, Parent shall take all action necessary to assure that none of the Company or any other Amax Group Member shall use the name "Amax" or "Cyprus" or any derivative or similar name or any corporate logo of any Amax Group Member or of Cyprus or any of its Affiliates (other than Parent) without the express written consent of Cyprus.

          (f) Parent shall use all reasonable efforts to obtain all Governmental Consents required to consummate the transactions contemplated hereby.

          (g) Parent shall use its proxy in respect of the Shares to vote all Shares or execute a consent in respect of the Shares in the manner set forth in
Section 2 hereof.

          SECTION 5.  Covenants of Cyprus and the Company.  Each of Cyprus and
                      ------------------------------------
the Company agrees as to itself with, and covenants to, each other, Parent and Sub as follows:

          (a) As of immediately prior to the Effective Time, all net intercompany payables and loans then existing between any member of the Amax Group, on the one hand, and Cyprus and its Affiliates, on the other hand, other than in respect of the Demand Loan, shall be paid in full in cash.

          (b) As of the Effective Time, except as set forth in Schedule 2 hereto, in consideration of the transactions contemplated by Section 3 hereof, all intercompany arrangements, commitments, understandings, contracts and agreements, whether or not in writing, made between one or more of the Amax Group Members on the one hand and Cyprus or any of its Affiliates on the other shall be terminated (including any provisions thereof which otherwise purport by their terms to survive termination) including without limitation the Credit Agreement (as defined in the Merger Agreement) and any tax sharing or indemnification agreement or arrangement, and none of Cyprus or any of its Affiliates shall have any rights or claims against any Amax Group Member thereunder and none of the Amax Group Members or Parent or any of its Affiliates shall have any rights or claims against any of Cyprus of any of its Affiliates thereunder. The Parent and Cyprus shall negotiate in good faith to agree on mutually acceptable transitional services at mutually acceptable terms for a period of not more than 90 days following the Effective Date.

          The foregoing provision shall not (i) release, modify or waive any rights, remedies, security interests or credit support (including without limitation any thereof relating to payment, indemnification, contribution, reimbursement, setoff, recoupment or subrogation) in favor of Cyprus or any of its Affiliates to the extent such rights, remedies security interests or credit support are intended to protect, secure, pay or repay Cyprus or any of its Affiliates in respect of any Liability under any Guaranty (whether or not a Scheduled Guaranty), all of which rights, remedies, security interests and credit support shall be maintained and preserved in all respects or
(ii) terminate any agreements made between one or more of the Amax Group Members on the one hand and Cyprus or any of its Affiliates on the other hand in connection with any financing arrangements entered into by any such Amax Group Member with any third parties to the extent such termination would result in default or event of default under the terms of any such arrangements or otherwise result in an acceleration of any indebtedness outstanding thereunder.

          Prior to the Effective Time, Cyprus and the Company shall enter into such mutually acceptable additional agreements and instruments as may be necessary to effect the foregoing and to provide for mutual cooperation in connection with the change in ownership of the Company's properties, covering matters such as mutual access, disclosure, confidentiality and similar matters. In addition, effective as of the Effective Date, the parties will mutually terminate the Exploration Joint Venture Agreement, dated as of January 1, 1994, as amended, from time to time, by and among Cyprus, the Company, Cyprus Exploration and Development Corporation and Amax Gold Exploration, Inc., and provide for a mutually acceptable equitable allocation of the assets and liabilities thereof, which may include a purchase of the properties and assumption of the liabilities of such joint venture by the Company for mutually acceptable consideration.

          (c) Each of Cyprus and the Company agrees to use all reasonable efforts (i) to effect the foregoing, including, in the case of the Company, seeking the approval of its stockholders with respect thereto and (ii) to cooperate in efforts to achieve modifications in the prepayment or other provisions of the instruments or agreements in respect of Covered Obligations necessary in respect of the actions to be taken pursuant to Section 4(a) hereof.

          SECTION 6.  Covenants of the Stockholder.  Each of Cyprus and the
                      -----------------------------
Subsidiary Stockholders, as applicable, agrees with, and covenants to, Parent and Sub as follows:

          (a) Such Stockholder shall not (i) other than transfers to a wholly owned subsidiary of such Stockholder that remains a wholly owned subsidiary of such Stockholder so long as it holds any Shares, transfer (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge, encumbrance (other than an unforeclosed pledge or encumbrance for financing purposes where the Stockholder retains sole voting power with respect to all pledged securities), encumbrance or other disposition), or consent to any transfer of, any or all the Shares or any interest therein, except pursuant to the Merger and the Merger Agreement, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all such Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to such Shares, except under or in accordance with this Agreement or (iv) deposit such Shares into a voting trust, enter into a voting agreement or arrangement with respect to such Shares or otherwise limit such Stockholder's power to vote its Shares.

          (b) At the Effective Time, Cyprus shall provide the undertakings contemplated by Section 4.06 of the Merger Agreement.

          (c) Such Stockholder shall not, nor shall it permit any director, officer, employee, investment banker, attorney or other adviser or representative of the Stockholder to, directly or indirectly, (i) solicit or initiate, or encourage the submission of, any Competing Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any such director, officer, employee, investment banker, attorney or other adviser or representative of such Stockholder shall be deemed to be in violation of this Section 6(c) by the Stockholder.

          (d) Such Stockholder believes that the consummation of the Merger is in the best interest of the Company. Accordingly, such Stockholder hereby ratifies the decision by the Board of Directors of the Company to agree to
Section 4.07 of the Merger Agreement, and such Stockholder hereby confirms in writing such ratification.

          (e) Cyprus agrees to defend, indemnify and hold harmless Parent and its subsidiaries and affiliates against one-half of the amount by which any entity-level value-added tax (including any interest or penalties arising therefrom) imposed upon or asserted against Kubaka with respect to taxable periods ending on or before December 31, 1997 (each, a "Pre-1998 VAT Tax
                                                        ----------------
Period") exceeds US$4,200,000; provided, however, that Cyprus shall not be
------                         --------
required to make aggregate payments in excess of US$6,000,000 pursuant to this
Section 6(e). Parent and the Company shall provide Cyprus with drafts of any entity-level value-added tax return, report, declaration or certification (each, a "VAT Tax Return") reporting, reflecting or relating to Kubaka for any Pre-1998
   --------------
VAT Tax Period at least 30 days prior to the date such VAT Tax Return is required to be filed. Cyprus shall provide comments upon such VAT Tax Returns within 10 days of the receipt thereof, and Parent and the Company shall consider in good faith all reasonable comments of Cyprus relating to Kubaka. Within 10 days of receipt of Cyprus' comments, Parent or the Company shall provide Cyprus a detailed explanation of its reasons for rejecting any such comments. The failure to timely provide such an explanation shall be deemed an acceptance of such comments, and Parent and the Company shall be obligated to incorporate such comments in the VAT Tax Return. In the event that Parent or the Company timely provides such an explanation and Cyprus disagrees with such explanation, the matter shall be submitted to a nationally recognized U.S. accounting firm mutually acceptable to Cyprus, Parent and the Company, which firm shall conclusively resolve the matter prior to the date on which such VAT Tax Return is required to be filed. In addition, no amended VAT Tax Return reporting, reflecting or relating to Kubaka for any Pre-1998 VAT Tax Period shall be filed without the prior written consent of Cyprus, which consent shall not be unreasonably withheld or delayed. To the extent permitted by the constitutive documents of Kubaka as in effect on the date hereof, Cyprus shall control, manage and be responsible for any audit, contest, litigation, claim, proceeding or inquiry (each, a "VAT Proceeding") with respect to the entity-level value-
                     --------------
added taxes arising from or relating to Kubaka for any Pre-1998 VAT Tax Period and shall have the right to settle or compromise any such VAT Proceeding without the consent of

Parent or the Company; provided, however, that in the case of any settlement or
                       --------  -------
compromise resulting in the imposition of more than US$16.2 million in total entity-level value-added taxes (including any interest or penalties arising therefrom) on Kubaka for all Pre-1998 VAT Tax Periods, Cyprus shall not settle or compromise such VAT Proceeding without the consent of Parent and the Company, which consent shall not be unreasonably withheld or delayed.

          (f) Such Stockholder shall use all reasonable efforts to obtain all Governmental Consents required to consummate the transactions contemplated hereby.

          SECTION 7.  Grant of Irrevocable Proxy; Appointment of Proxy.  (a)
                      -------------------------------------------------
Each Stockholder hereby irrevocably grants to, and appoints, Parent and Robert
M. Buchan, Chairman and Chief Executive Officer of Parent and John W. Ivany, Executive Vice President of Parent, in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such office of Parent, and each of them individually, such Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote all Shares for which it has or shares the power to vote, or grant a consent or approval in respect of such Shares in any manner permitted by the DGCL, (i) in favor of the Merger, the execution and delivery of the Merger Agreement and approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement and (ii) against any Competing Transaction. The foregoing proxy shall terminate automatically upon the termination of this Section under Section 12. It is understood that such Stockholder retains its voting rights except to the extent specifically set forth in this Section 7(a) and that such Stockholder may exercise such voting rights in accordance with Section 2(d) hereof.

          (b) Each Stockholder represents and warrants to Parent and Sub that any proxies heretofore given in respect of the Shares are not irrevocable, and that any such proxies are hereby revoked.

          (c) Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 7 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Each Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL.

          SECTION 8.  Certain Events.  Each Stockholder agrees that this
                      ---------------
Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation such Stockholder's successors. Upon any transfer of shares of Company Common Stock by such Stockholder (without limiting in any way the terms of Section 6(a) hereof), such Stockholder shall provide Parent with written notice within two days of such transfer of the name, address and relationship to such Stockholder, if any, of such transferee, the number of shares transferred and the terms governing such transfer. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Common Stock, or the acquisition of additional shares of Company Common Stock or other voting securities of the Company by such Stockholder, the number of Shares set forth in
Section 1(a) hereof shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Company Common Stock or other voting securities of the Company issued to or acquired by such Stockholder.

          SECTION 9.  Stop Transfer.  The Company agrees with, and covenants to,
                      --------------
Parent and Sub that the Company shall not register the transfer of any certificate representing the Shares, unless such transfer is made to Parent or Sub or otherwise in compliance with this Agreement. Each Stockholder agrees that such Stockholder will tender to the Company, within 15 business days after the date hereof, any and all certificates representing the Shares and the Company will inscribe upon such certificates the following legend: "The shares of Common Stock, par value $.01 per share, of Amax Gold Inc. represented by this certificate are subject to a Stockholder Agreement dated as of February 9, 1998, and may not be sold or otherwise transferred, except in accordance therewith. Copies of such Agreement may be obtained at the principal executive offices of Amax".

          SECTION 10.  Stockholder Capacity.  No person executing this Agreement
                       ---------------------
who is or becomes or designates or
has the capacity to designate during the term hereof a director of the Company makes any agreement or understanding herein in his or her capacity as such director or in behalf of any such designee. Each Stockholder signs solely in such Stockholder's capacity as the record and beneficial owner of the Shares.

          SECTION 11.  Further Assurances.  Each Stockholder shall, upon request
                       -------------------
of Parent, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions hereof and prior to the Effective Time to vest the power to vote the Shares as contemplated by Section 7 in Parent and the other irrevocable proxies described therein.

          SECTION 12.  Termination.  (a)  Except for Sections 2, 4(d), 4(g),
                       ------------
6(a), 6(b), 6(c), 6(d), 6(f), 7, 8 and 9 which shall terminate as of the Effective Time, all provisions of this Agreement will survive the Effective Time in accordance with their respective terms; provided, however, that this
                                           --------  -------
Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the date upon which the Merger Agreement is terminated in accordance with its terms.

          (b) The representations and warranties in Sections 1(l), 1(m) and 1(n) hereof shall terminate at the Effective Time.

          SECTION 13.  Defined Terms.  Capitalized terms used and not otherwise
                       --------------
defined in this Agreement shall have the respective meanings assigned to them in the Merger Agreement. For purposes of this Agreement, the following term shall have the following meaning:

          "Amax Group Member" shall mean and include Amax, Omolon Gold Mining
           -----------------
Company and Compania Minera Maricunga and any corporation, partnership, company, joint venture and other entity in which the Company beneficially owns or controls, directly or indirectly, more than 50% of the equity, voting rights, profit interests, capital or other similar interest thereof.

          SECTION 14.  Notices.  All notices, requests, claims, demands and
                       --------
other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to Parent, Sub or the Company, to the address set forth in Section 11.05 of the Merger Agreement; and (ii) if to Cyprus or any of the Subsidiary Stockholders, to Cyprus Amax Minerals Company, 9100 East Mineral Circle, Englewood, CO 80112-3299; Attention of General Counsel (facsimile: 303-643-5269).

          SECTION 15.  Headings.  The headings contained in this Agreement are
                       ---------
for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 16.  Counterparts; Effectiveness.  This Agreement may be
                       ----------------------------
executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of Parent, Sub, the Company and the Stockholders and delivered to Parent, Sub, the Company and the Stockholders.

          SECTION 17.  Entire Agreement.  This Agreement (including the
                       -----------------
documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

          SECTION 18.  Governing Law.  This Agreement shall be governed by, and
                       --------------
construed in accordance with, the laws of the State of Delaware, without regard to any applicable conflicts of law principles of such State.

          SECTION 19.  Successors and Assigns.  Neither this Agreement nor any
                       -----------------------
of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, except as expressly contemplated by Section 6(a); provided, however, that Sub may assign its rights
                              --------  -------
and obligations to another wholly owned subsidiary of Parent that is the assignee of Sub's rights under the Merger Agreement. Any assignment in violation of the foregoing shall be void.

          SECTION 20.  Enforcement.  Each party agrees that irreparable damage
                       ------------
would occur and that the other party hereto would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party shall be entitled to an injunction or injunctions to prevent breaches by the other party hereto of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware State court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware State court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal court sitting in the State of Delaware or a Delaware State court.

          SECTION 21.  Severability.  If any term or provision hereof, or the
                       -------------
application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid or unenforceable, such term or provision shall only be invalid or unenforceable with respect to such jurisdiction, and only to such extent, and the remainder of the terms and provisions hereof, and the application thereof to any other circumstance, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law, and the parties hereto shall reasonably negotiate in good faith a substitute term or provision that comes as close as possible to the invalidated or unenforceable term or provision, and that puts each party in a position as nearly comparable as possible to the position each such party would have been in but for the finding of invalidity or unenforceability, while remaining valid and enforceable.

          SECTION 22.  Amendment; Modification; Waiver.  No amendment,
                       --------------------------------
modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

          SECTION 23.  Expenses.  Parent, Sub, the Stockholders and the Company
                       ---------
shall each bear their own legal fees and other costs and expenses with respect to the negotiation, execution and delivery of this Agreement and consummation of the transactions contemplated hereby.

          IN WITNESS WHEREOF, Parent, Sub and the Stockholders have caused this Agreement to be duly executed and delivered as of the date first written above.



                              KINROSS GOLD CORPORATION,



                                 by
                                        /s/ ROBERT M. BUCHAN
                                       -----------------------------------
                                       Name:  Robert M. Buchan
                                       Title: Chairman and Chief
                                       Executive Officer



                              KINROSS MERGER CORPORATION,



                                 by     /s/ JOHN IVANY
                                       -----------------------------------
                                       Name:  John Ivany
                                       Title: Director



                              CYPRUS AMAX MINERALS COMPANY,


                                 by     /s/ PHILIP C. WOLF
                                       ------------------------------------
                                       Name:  Philip C. Wolf
                                       Title: Senior Vice
                                         President



                              AMAX ENERGY, INC.,


                                 by     /s/ PHILIP C. WOLF
                                       ------------------------------------
                                       Name: Philip C. Wolf
                                       Title: Senior Vice
                                         President




                              CYPRUS GOLD COMPANY,


                                 by     /s/ PHILIP C. WOLF
                                       -------------------------
                                       Name:  Philip C. Wolf
                                       Title: Senior Vice
                                         President

AGREED AND ACCEPTED AS TO
SECTIONS 2, 4, 5, 9 AND 23
AMAX GOLD INC.,


  by  /s/ SCOTT SHELLHAUS
     ----------------------
     Name:  Scott Shellhaus
     Title: President